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                                                                    EXHIBIT 10.1

                              MICROSOFT CORPORATION
                                       AND
                                  DIVINE, INC.

                               ALLIANCE AGREEMENT

     This Alliance Agreement ("Agreement") is entered into as of July 16, 2002 (the "Effective Date"), by and between Microsoft Corporation ("Microsoft") and divine, Inc. ("divine") (referred to jointly as "the Parties", and individually as a "Party").

                                    RECITALS

     A. Microsoft and divine desire to establish a multi-year contractual relationship (the "Alliance"), through which the Parties will together use their resources and technology to develop an initiative (the "Initiative") for the purpose of enabling divine to develop and promote products, services and replicable business solutions or other offerings based on the Microsoft .NET Enterprise Solutions Platform and targeting certain Go-To-Market Focus Areas defined in Section 1 ("divine Offerings"). Among the various activities that will occur in the Alliance are the following:

           1. The Parties will appoint an alliance management team to issue mutual endorsements, supervise the creation, development and marketing of the Initiative, determine appropriate technical integration, establish sales engagement, create and refine Metrics, allocate resources, set strategic direction, and oversee planning.

           2. divine will contribute funds and other resources to create offerings on the Microsoft .NET Enterprise Solutions Platform, generate an agreed upon number of customer wins, achieve an agreed level of Microsoft technology competency, utilize Microsoft products and services, and achieve certain sales targets in agreed markets.

     B. This Agreement and other attached documents will set forth the joint and separate commitments of the Parties as of the establishment of the Alliance, and will define certain overall achievements agreed to be critical for the Alliance. The Initiative will be the means of fulfilling many of the commitments.

                                    AGREEMENT

     In consideration of the mutual promises as stated herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the meanings given below unless the context requires otherwise:

     1.1   DIVINE OFFERINGS means the offerings described in Recital A.

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     1.2   BUSINESS PLAN means the plan for carrying out Alliance activities, as described in Section 3.2 [Business Plan], as amended from time to time, a preliminary outline of which is attached as EXHIBIT 3.2.

     1.3 CASE STUDY means a written, public document that outlines a Customer's decision to implement a particular divine Offering and related divine products and services to meet business goals. The document should address the Customer's business, IT situation and needs, evaluation process, solution, why Microsoft technologies were chosen, why the divine Offering was chosen, the implementation process, and business benefits received.

     1.4 CUSTOMER means an existing or prospective customer of divine or Microsoft.

     1.5 DEDICATED MANAGED SERVICES REVENUE means revenue from divine Managed Services ("dMS") customers with a minimum of one thousand US Dollars (US$1,000.00) per month in recurring revenue.

     1.6 ENTERPRISE CLASS means a set of attributes heretofore associated with mainframe, business critical computing, including scalability, availability, system and network management, security, very large database support, transaction processing support, redundancy, interoperability, and business critical support services.

     1.7 ENTERPRISE SERVICES means the collection of enterprise market focused professional services offerings including business strategy consulting, business process consulting, information technology consulting, architecture/design, development, infrastructure and solutions deployment, systems integration, application and business solution integration, support, training and lifecycle management services.

     1.8 EXTERNAL REFERENCE means a Customer willing to speak to other entities (e.g. customers, press, analysts) about its experience with divine Offerings or willing to have its story featured in a public presentation.

     1.9 GO-TO-MARKET FOCUS AREAS means the prospective opportunities within the Target Markets, Target Geographies and Target Customers.

     1.10  INITIATIVE means the Go-To-Market initiative as described in Recital
A.

     1.11 INTERNAL REFERENCE means a Customer case used internally within Microsoft or divine regarding the Customer's experience with Divine Offerings such that the case may be featured in a presentation made to Microsoft or divine employees.

     1.12  MCDBA means a Microsoft Certified Database Administrator.

     1.13  MCS means Microsoft Consulting Services.

     1.14  MCSD means a Microsoft Certified Solution Developer.

     1.15  MCSE means a Microsoft Certified Systems Engineer.

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     1.16  METRICS means a measurable set of objectives and goals to be used to evaluate the success of the Alliance, as further described in Section 3.2(c) [Metrics].

     1.17 MICROSOFT .NET ENTERPRISE SOLUTIONS PLATFORM means the latest version of Microsoft Windows Server (Professional, Server, Advanced Server and Datacenter versions), Exchange Server, Microsoft SQL Server , SMS Server and Internet Information Server (as separate products and collectively as the Microsoft BackOffice(R) family); complementary BackOffice products: Microsoft Host Integration Server and Microsoft Internet Acceleration and Security Server; Microsoft Commerce Server; Windows CE; Microsoft's visual development tools -Visual Basic(R), Visual C++(R), Visual J++(R) and Visual Interdev(R) (as separate products and collectively as Microsoft Visual Studio(R) development systems); and successor products and technology focused on the development, deployment and management of custom Enterprise Applications, Enterprise Infrastructure, Datacenter (on-site and hosted), vertical and horizontal offerings with particular mention to: Microsoft BizTalk Server, Application Center Server and Microsoft's .Net architecture, technology, products and services. divine will undertake commercially reasonable efforts to develop, sell, and support solutions on the latest version of the Microsoft .NET Enterprise Solutions Platform within 90 days of general availability.

     1.18 NDA means the non-disclosure agreement between the Parties, as further described in Section 10.

     1.19 NORMAL BUSINESS HOURS means 8 a.m. to 5 p.m., local time where each facility is located, Monday through Friday, excepting local holidays.

     1.20 PSS means Microsoft Product Support Services or its equivalent Microsoft support organization.

     1.21 MICROSOFT-FOCUSED CENTERS OF EXCELLENCE means the centers described in Section 5.4 [Microsoft-Focused Centers of Excellence].

     1.22 TARGET CUSTOMERS means all companies included in Fortune Magazine's list of the largest 2000 global companies. The Parties anticipate adding additional Target Customers during the Term upon mutual agreement.

     1.23 TARGET GEOGRAPHIES means those geographical areas to be targeted by the Parties for Alliance activity, to be identified in the Business Plan. The Parties anticipate adding additional Target Geographies during the Term upon mutual agreement.

     1.24 TARGET MARKETS means Internet Business, Infrastructure, Financial Services, Healthcare, Wirelesss/Mobility, .NET Web Services Enablement, and Hosting and Application Services. The Parties anticipate adding additional Target Markets during the Term upon mutual agreement.

     1.25 TERM means the effective period of this Agreement, as further described in Section 6 with regard to the initial term and early termination provisions.

2.   OBJECTIVES. The Parties' joint objectives for the Alliance are:

     2.1 Enhance divine's reputation as a Microsoft .NET Enterprise Solutions Platform-based hosting, solutions, and consulting provider.

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     2.2 Increase the credibility, suitability and business value of Microsoft
..NET Enterprise Solutions Platform products as the basis for Enterprise Class solutions, and as the foremost platform for the development and deployment of mission-critical Enterprise Class solutions in the Go-To-Market Focus Areas.

     2.3 Enhance Microsoft technology competency within divine, so that divine can develop, deliver and support proven, replicable divine Offerings, other Enterprise Services and other divine products in the Go-To-Market Focus Areas, all based on the Microsoft .NET Enterprise Solutions Platform.

     2.4 Accelerate the time-to-market of divine Offerings and other Microsoft and divine products and services relevant to the Go-To-Market Focus Areas.

     2.5 Engage in joint marketing and sales engagement activities.

     2.6 Substantially increase their respective competitive standing, revenue, profit, satisfaction and loyalty among Customers.

3.   JOINT MICROSOFT AND DIVINE COMMITMENTS

     3.1 ALLIANCE PROMOTION. The Parties will cooperate to promote the Alliance, divine Offerings and the Microsoft .NET Enterprise Solutions Platform in the Go-To-Market Focus Areas. This promotion will include activities that:

     - Confirm the quality of divine Offerings;
     - Endorse the momentum behind the Microsoft .NET Enterprise Solutions Platform;
     - Support the implementation of enterprise integration solutions on the Microsoft .NET Enterprise Solutions Platform;
     - Accompany the release of Microsoft product updates and new Microsoft products and services; and
     - Accompany the release of new divine products and services focused on the Microsoft .NET Enterprise Solutions Platform.

Promotional activities may include press releases and engagements described in
Section 3.11, the reciprocal endorsements as contemplated in Sections 4.1 and 5.1, an integrated Customer value proposition, Customer call to action and joint participation in industry events relevant to the Alliance, subject to written agreement.

     3.2 BUSINESS PLAN. NEED TO DISCUSS PER STEVE SIMON. Within 60 days of the Effective Date, the Parties will jointly develop and document a plan (the "Business Plan") detailing the Initiative, marketing activities, sales engagement activities, Metrics, the development of divine's Microsoft technology competency and the development and delivery to market of divine Offerings targeting the Go-to-Market Focus Areas. Once finalized, the Business Plan will be automatically incorporated into this Agreement. The Business Plan must follow the outline set forth in EXHIBIT 3.2 [Outline of Business Plan] and at a minimum must address the following:

           (a) INITIATIVE. The Business Plan will describe the Initiative to the extent necessary to supplement this Agreement.

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           (b) POSITIONING. The Business Plan will document the Parties' agreed positioning regarding the suitability of the Microsoft .NET Enterprise Solutions Platform to address the requirements of Enterprise Class solutions in the Go-To-Market Focus Areas. Suitability considerations might include, but are not limited to, throughput, availability, scalability, interoperability, reliability and manageability. The positioning will be documented in a manner suitable for presentation and distribution to the Parties' product groups, sales and consulting personnel, Customers, and, as appropriate, press and analysts.

           (c) METRICS. To the extent necessary to supplement the terms of this Agreement, the Business Plan will set forth Metrics for the Alliance. The Metrics will include, but not necessarily be limited to, the Parties' progress in fulfilling their explicit commitments in this Agreement, and might further include (1) the value of Microsoft and divine products and services directly or indirectly influenced by the Alliance, and (2) favorable feedback relating to the Alliance from Customers, press, analysts and complementary parties.

           (d) ESCALATION PROCESS. The Business Plan will set forth an escalation process to facilitate resolution of critical account situations in a timely manner. This will be separate from the escalation process in
     Section 6.3, which applies in the event of a material breach of this Agreement by either Party.

     3.3 DEVELOPMENT OF TECHNICAL INTIMACY. As detailed in the Business Plan, each Party will engage its appropriate personnel to work with their counterparts at the other Party to develop the technical intimacy between the Parties necessary to carry out the activities contemplated in this Agreement.

     3.4 SALES ENGAGEMENT ACTIVITIES. During the Term, the Parties will work towards engaging each other's consulting and field sales organizations in the Target Geographies in an effort to educate both Parties' sales, consulting and marketing personnel in support of the Alliance. Activities will include, but not necessarily be limited to:

     - Creating virtual sales and services teams;

     - Exchanging organizational charts, Customer lists and key contact lists;

     - Sponsoring joint seminars, briefings and related demand generation events;

     - Cooperative sales planning;

     - Proactive sales funnel management;

     - Joint Customer calls; and

     - Development of field engagement recommendations and processes.

     3.5 COOPERATIVE USE OF FACILITIES. Subject to further documentation mutually agreed by the Parties, both Parties may make their appropriate customer briefing facilities available to the other Party's personnel involved in the Alliance, to use for, among other purposes, mock-ups, staging, prototyping, demonstrations and related activities. Access to these facilities by Alliance personnel will be allowed during Normal Business Hours, subject to availability and upon prior written notice by the requesting Party and approval by the other Party. Each Party will make all mutually agreed-upon equipment and utilities available to the other Party's personnel, so long as such use does not conflict with ongoing projects.

     3.6 PARTICIPATION IN INTERNALLY SPONSORED EVENTS. The Parties may participate in each other's internally sponsored global and industry-specific events relevant to the Alliance, subject to terms and conditions mutually agreed upon in writing. Each Party will use commercially reasonable efforts to

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provide the other Party with opportunities at appropriate company events to participate, sponsor, and present its products, offerings and solutions that relate to the Alliance.

     3.7 ENGAGEMENT OF THIRD PARTIES. The Parties will pursue opportunities for their joint or separate engagement of third parties whose products and services might enhance Alliance activities, supplement and support divine Offerings, and add value to Customers. Examples of third parties with whom the Parties might engage are independent software vendors, original equipment manufacturers and systems integrators.

     3.8 PROCESS TO REVIEW POTENTIAL BARRIERS. If divine, when promoting divine Offerings, determines that technical or commercial issues relating to the Microsoft .NET Enterprise Solutions Platform jeopardize or prevent deployment of an offering to a Customer, then the process outlined in this Section 3.8 will apply. divine will invite Microsoft to involve, as appropriate, its MCS or other designated consultants and relevant Microsoft product groups (at no cost to divine or its Customer) for consultation with divine personnel to evaluate potential barriers and make proposals to divine on how they could be resolved. If Microsoft does choose to consult on the matter, it must do so in a timely fashion, taking into account the project's timetable and requirements. If divine deems Microsoft's proposed resolution feasible to meet the project's requirements, it will use commercially reasonable efforts to convince the Customer to implement the proposal. Microsoft will coordinate its consultation process with divine personnel so as not to interfere with or delay the Customer's project schedules. divine will remain the primary point of contact with the Customer at all times and will have sole and final responsibility for determining and advising the Customer on the appropriateness of the Microsoft ..NET Enterprise Solutions Platform solution and its positioning.

     3.9 COMPETITION REVIEW. The Parties will carefully review and consult with each other and with their legal counsel as appropriate regarding competition issues raised by the Alliance and proposed Alliance activities, with respect to national and supranational governmental authorities.

     3.10 MARKETING. The Parties will cooperate in marketing activities in support of this Agreement and the Alliance.

           (a) SCOPE OF ACTIVITIES. Marketing activities may include press releases, advertising, brochures and other collateral, use of logos and related brand identity activities, white papers, customer references, case studies, demand generation events, seminars, industry conferences and thought leadership activities and other actions in support of the activities contemplated in this Agreement.

           (b) MARKETING FUND. divine will invest, pursuant to the Business Plan, a minimum of five hundred thousand US Dollars (US$500,000.00) each year during the Term to promote the Alliance and to support the objectives of this Agreement, including both marketing and Customer oriented sales engagement activities (the "Marketing Fund"). These annual divine investments during the Term will total one million five hundred thousand US Dollars (US$1,500,000.00). A minimum of twenty percent (20%) of the above marketing spend must be spent towards marketing activities for managed services offerings on the Microsoft .NET Enterprise Solutions Platform.

           (c) EXPENDITURE. Pursuant to the Business Plan, the Parties will determine expenditure of the Marketing Fund with a focus on sales engagement activities.

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     3.11  PUBLICITY. Throughout the Term, the Parties may issue press releases and other public announcements that, among other things, identify the Initiative and include reciprocal endorsement. They will also cooperatively engage industry analysts regarding strategy. All press releases and pubic announcements are subject to the restrictions and conditions set forth below:

           (a) The Parties will develop a description of the Alliance that may be used without modification or further approval in any press release or announcement of either Party. Except for this pre-approved description, neither Party may make or release any press release or other public announcement regarding the Alliance without the prior written approval of the other Party as to the content, form, and timing of the release or announcement, which approval will not be unreasonably withheld.

           (b) Unless otherwise agreed by the Parties in the Business Plan or some other writing, the Party who incurs a publicity-related expense will bear that expense. Publicity expenses are not paid out of the Marketing Fund.

     3.12 LINKS AND LINK LOGOS. divine will provide a link to the Microsoft Website (currently located at http://www.Microsoft.com) from the divine Website (currently located at http://www.divine.com) using the Microsoft link logo specified at http://www.microsoft.com/trademarks/t-mark/mslink.htm, or any successor thereof, subject to the Microsoft guidelines for use of that logo, the current version of which are specified at the same link logo website and which may change from time to time. Microsoft may provide a link to the divine Website from the Microsoft Website using the divine logo specified at http://www.divine.com/logos/, subject to the divine guidelines for use of that logo, the current version of which are specified at NEED DIVINE'S LINK and which may change from time to time.

     3.13 WEBSITE CONTENT. Each Party will publish key solution scenarios, marketing content, best practices, and other materials regarding the Alliance on its external (Internet) and internal (Intranet) web sites. This website content is subject to approval by both Parties.

     3.14 QUARTERLY BUSINESS REVIEW AND PLANNING MEETINGS. Both Parties will meet on a quarterly basis to review the Alliance activities and Metrics from the previous quarter and establish an agreed upon plan for the subsequent quarter. Both Parties will ensure that the appropriate personnel attend each of these meetings.

4.   MICROSOFT COMMITMENTS

     4.1 MICROSOFT ENDORSEMENT OF DIVINE. Microsoft will publicly and internally endorse divine's software solutions, professional services, and managed services as a leading Microsoft partner on the .NET Enterprise Solutions Platform with cooperative focus in the Go-to-Market areas stated above..

     4.2 MICROSOFT CONSULTING SERVICES. Microsoft will provide Microsoft Consulting Services ("MCS") consulting services to assist divine in the development of divine Offerings, under the terms and conditions of a separate Microsoft Master Consulting Services Agreement and appropriate Work Orders to be entered into by the Parties as of the Effective Date, in the form attached as
EXHIBIT 4.2 [Microsoft Master Consulting Services Agreement].

     4.3 MICROSOFT PRODUCT SUPPORT SERVICES. Microsoft will provide a Microsoft Premier support services package from Microsoft Product Support Services ("PSS") to be engaged by divine under the terms and conditions of a separate Microsoft Master Services Agreement and associated

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Premier Services Description to be entered into by the Parties as of the
Effective Date, in the form attached as EXHIBIT 4.3 [Microsoft Master Services Agreement].

     4.4 ACCOUNT MANAGEMENT. The MCS PSC engaged by divine in Section 5.15 will be the primary contact from Microsoft for all Alliance activities including planning, training curricula, field engagement, and other go-to-market strategies between divine and Microsoft. Other Microsoft personnel may also provide support in specific areas as appropriate.

     4.5 TRAINING SUPPORT. Microsoft will use commercially reasonable efforts to notify divine personnel of appropriate training events such as TechED, Fusion, and other Microsoft-sponsored technical training events such as airlifts and bootcamps, and make a reasonable number of spaces available to divine staff at such training events. Microsoft will provide divine with access to training events at prices comparable to other partners. In addition, Microsoft will use commercially reasonable efforts to identify appropriate specialized training opportunities made available by individual product groups within Microsoft for the purpose of previewing and providing feedback on upgraded Microsoft products, services or technology strategies.

     4.6 TECHNOLOGY DISCLOSURE. Microsoft will, as it determines is appropriate to the implementation of this Agreement, use commercially reasonable efforts to disclose to divine future product and technology directions.

     4.7 EARLY ADOPTER/RAPID DEPLOYMENT PROGRAMS. Microsoft will exercise commercially reasonable efforts to include divine in appropriate Early Adopter and Rapid Deployment Programs.

     4.8 MICROSOFT BETA PRODUCTS. Microsoft will exercise commercially reasonable efforts to provide beta release software to divine as appropriate.

     4.9 MICROSOFT PRODUCT GROUP RELATIONSHIPS. Microsoft will exercise commercially reasonable efforts to facilitate relationships, communication and, as appropriate, direct knowledge transfer between Microsoft product groups and divine personnel.

5.   DIVINE COMMITMENTS

     5.1 DIVINE ENDORSEMENT OF MICROSOFT. divine will publicly and internally endorse the Microsoft .NET Enterprise Solutions Platform as a leading platform for divine products and solutions in the Go-to-Market Focus Areas.

     5.2 MICROSOFT .NET ENTERPRISE SOLUTIONS PLATFORM ADOPTION. divine will exercise commercially reasonable efforts to develop and deliver to divine's Clients, a comprehensive portfolio of solutions, consulting and support and integration services offerings based on the Microsoft .NET Enterprise Solutions Platform focused on the Go-to-Market Focus Areas. divine will proactively sell products and solutions built on the Microsoft .NET Enterprise Solutions Platform in the Go-to-Market Focus Areas.

     5.3 DIVINE OFFERINGS. divine will develop a minimum number of targeted offerings based on the Microsoft .NET Enterprise Solutions Platform in the Go-to-Market Focus Areas as follows: seven (7) offerings within the first nine months of this Agreement, ten (10) additional offerings within the first twenty months of this Agreement, and ten (10) additional offerings within the first thirty months of this Agreement for a minimum total of twenty-nine (27) new offerings over the Term. For each time period above, a minimum of one (1) of the offerings must be developed around an existing Microsoft Solution Offering or its equivalent. Each offering must be reviewed and approved by Microsoft and must include a

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description of the offering, the target customers, the .NET server product revenue, and the demand generation plan. All costs for these offerings, including development, marketing and sales will be paid by divine. The costs of development will not be counted as part of the Market Funds described in Section 3.10.

The following is a brief description of the seven offerings divine will develop market and sell within the first nine months of this Agreement:
   - INTERNET BUSINESS - build around the Microsoft Solution for Internet Business with a particular focus on providing a hosted version of this offering to joint customers.

   - HOSTED EXCHANGE & EXCHANGE MIGRATION - offering to support customer migration from non-Microsoft messaging platforms to Exchange as well as providing a hosted version of Exchange to customers.

   - MICROSOFT MOBILE APPLICATION BRIDGE - offering to support Microsoft's middleware platform for enabling enterprise applications in a casually connected environment.

   - FINANCIAL MARKETS HIGH AVAILABILITY - offering to provide customers with highly available solutions with a specific target of customers in the financial space.

   - ENTERPRISE CONTENT CENTER AND SHAREPOINT PORTAL SERVER - offering to provide customer with access to divine's content center offering seamlessly integrated with SharePoint Portal Server.

   - COMMERCE SERVER 2002 - offering to encourage customers to upgrade from older versions (Site Server, Commerce Server 2000) to the latest offering with a specific focus on managed services.

   - MINDALIGN FINANCIAL MARKETS - offering to provide customers in the financial space with a secure instant messenger solution.

           Future offerings will be mutually agreed to between the Parties.

     5.4 MICROSOFT-FOCUSED CENTERS OF EXCELLENCE. divine will, at its own expense, staff, equip, open and operate at least one new Microsoft-focused Center of Excellence each year during the first two years of this Agreement. divine's existing facilities in Irving, TX will be utilized as the initial Center of Excellence and will focus on Managed Services supporting solutions on the Microsoft .NET Enterprise Solutions Platform and Exchange Markets. The other location and focus area will be jointly agreed to between divine and Microsoft. divine will not be required to build or extend any facilities to create a new Center of Excellence but rather divine will be allowed to leverage existing facilities and infrastructure. These Centers of Excellence will showcase the Microsoft .NET Enterprise Solutions Platform products and divine Offerings and other Enterprise Services based on the Microsoft .NET Enterprise Solutions Platform.

           (a) ACTIVITIES. Activities in Centers of Excellence might include:

           - Development, delivery, support, stress testing, characterization and benchmarking of divine Offerings;

           - Demonstration of the Enterprise Class attributes and business value of the Microsoft .NET Enterprise Solutions Platform;

           - Formal and informal training; and

           - Demonstration of the interoperability and migration between the Microsoft .NET Enterprise Solutions Platform and selected third party systems.

           (b) USE OF MICROSOFT PRODUCTS. In the Centers of Excellence, divine agrees to use Microsoft products and divine products, as well as non-Microsoft products that the Parties mutually agree should be used in the Centers of Excellence.

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           (c) ACCESS TO MICROSOFT PERSONNEL. divine will use commercially reasonable efforts to make the Centers of Excellence available, on reasonable notice from Microsoft, to Microsoft personnel supporting Customers for the purpose of demonstrating solution capabilities on the Microsoft .NET Enterprise Solutions Platform in the Go-To-Market Focus Areas.

     5.5 CUSTOMER WINS AND EVIDENCE. During the Term, divine will deliver the minimum number of Customer Wins, References, and Case Studies as indicated in the table below. A Customer Win is defined as a successful sale to a customer of a solution that utilizes the Microsoft .NET Enterprise Solutions Platform as defined above and results in a minimum of $150,000.00 in license revenue to Microsoft. A Customer Win is counted when divine notifies Microsoft that a sales contract has been signed with a customer and billing of the customer has commenced (divine must provide evidence of such executed contract upon request). Any Customer Win that results in greater than $400,000.00 or greater than $700,000.00 in license revenue to Microsoft from the above products is counted as two (2) or three (3) Customer Wins respectively. Multiple wins can be counted per customer but must be separate projects and solutions. There are three main Customer Win categories: Internal Reference, External Reference and Case Study.

Time Period                 Wins          Wins          Internal +           External         Case
                            ($150K+)      ($250K+)      External References  References       Studies
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 1 thru 6                    8             2                        5           3             2
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 7 thru 12                  10             4                        6           3             2
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 13 thru 18                 12             6                        8           4             3
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 19 thru 24                 15             8                       10           5             3
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 25 thru 30                 15            10                       10           5             3
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Months 31 thru 36                 20            12                       13           7             5
--------------------------- ------------- ------------- -------------------- ---------------- ----------
Sub-Total                         80            42
--------------------------- --------------------------- -------------------- ---------------- ----------
Total                            122                                     52          27            18
--------------------------- --------------------------- -------------------- ---------------- ----------

A minimum of 20% of the above Customer Wins must be with customers in the Central United States. The above References and Case Studies must target the merits of the Microsoft .NET Enterprise Solutions Platform in the Go-To-Market focus areas.

     5.6 COMPETITIVE MIGRATIONS. divine will engage on and win a minimum of twenty (20) customers to migrate from competitive, non-Microsoft messaging platforms (including Lotus) to Exchange 2000 (or the latest version available) during the first year of this Term, win a minimum of thirty-five (35) customers to migrate to Exchange 2000 (or the latest version available) during the second year of this Term, and win a minimum of forty-five (45) customers to migrate to Exchange 2000 (or the latest version available) during the third year of this Term. divine will also develop repeatable frameworks to accelerate and simplify all such competitive migrations.

     5.7 REVENUE COMMITMENT. divine will achieve a total revenue commitment to Microsoft of a total of $7,000,000.00 during the Term of this Agreement. divine will meet this obligation through qualified purchases of any combination of Microsoft's server or desktop software products for internal use through Microsoft's Enterprise Agreement or Select Agreement (including future volume licensing agreements), Microsoft professional services in the form of MCS, or Microsoft support services in the form of a Premier support contract. In the event that divine fails, by the end of the Term, to make purchases valued at least at the above total, divine agrees to pay Microsoft, within 30 days of the

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expiration of this Agreement, the difference between the above total and the amount of actually purchased by divine over the Term in cash.

     5.8 MANAGED SERVICES REVENUE. divine and Microsoft agree to develop a joint marketing plan focused on driving Managed Services revenue on the Microsoft platform within 60 days of the Definitive Agreement, such plan to include at a minimum the following: Microsoft's .NET Enterprise Solutions Platform will be a preferred platform for dMS and dMS will drive a minimum of six hundred and fifty thousand US dollars (US$650,000.00) in Dedicated Managed Services Revenue during the first year of this Agreement, one million US dollars (US$1,000,000.00) during the second year of this Agreement and one million three hundred thousand US dollars (US$1,300,000.00) during the third year of this Agreement.

     5.9 DESIGNATED EXCHANGE SOFTWARE DEVELOPMENT KIT ASSISTANCE. divine will dedicate a minimum of three (3) technical personnel on an as needed basis to work with Microsoft to assist in the development of tools and templates for the Exchange Software Development Kits delivering. divine will deliver at least one template during each year of the Term to be used by the Microsoft Exchange team. Furthermore, divine will identify a named, single point of contact for the Microsoft Exchange team to work with.

     5.10 EXCHANGE PRACTICE. divine will build and train a 20-person team focused on deployment, systems integration, and solution development on Exchange. divine will meet this requirement during each year of the Term and intends to increase this team to 50 and 100 people in the 2nd and third year, respectively, if warranted by market conditions, making best commercial efforts to making this business successful. A single, senior "Exchange practice leader" will be identified within the first 30 days of this Agreement to lead this practice and will lead this practice for the term of this Agreement.

     5.11 DESIGNATED BUSINESS DEVELOPMENT EXECUTIVE. divine will provide a designated Business Development Executive, or equivalent, to manage Alliance activities during the Term of this Agreement.

     5.12 BOARD ADVISOR. divine will provide Microsoft with one (1) board advisor position on divine's Advisory Board.

     5.13 USE OF MICROSOFT PRODUCTS AND SERVICES. divine agrees to use the Microsoft products and services referred to in this Agreement subject to the terms this Agreement and all documents referenced in this Agreement.

     5.14 DIVINE MICROSOFT TECHNOLOGY COMPETENCY. divine will develop and maintain the Microsoft technology competency and certification necessary to fulfill its obligations under this Agreement. This competency will include the combination of skills, experience, knowledge capital, methods and tools that are required to successfully plan, design, implement and manage divine Offerings.

     (a) TRAINING REQUIREMENTS. divine will require minimum of 150 of its external software development consultants, software product developers, and internal software developers to complete a minimum of 20 hours of classroom or online training on .NET software development techniques during the first year of this Agreement, increasing that number to 175 in the second year and to 200 in the third year of the Term. divine will require a minimum of 25 of its infrastructure consultants and support staff for divine's hosting centers to complete 20 hours of classroom or online training on implementation and support of Microsoft infrastructure technologies (including but not limited to Windows 2000 Active Directory, Exchange Server,

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     Systems Management Server, Microsoft Operations Manager Server, and Windows
     XP desktop deployment) each year during the Term of this Agreement.

     (b) CERTIFICATION REQUIREMENTS. MCSE or MCSD certifications must be achieved by a minimum of 75 of divine's Technology Consulting staff (excluding creative and strategy personnel) during the first year of the Term, increasing to 85 in the second year and 100 in the third year of this Agreement. MCSD certifications must account for a minimum of 25 of the above certifications during each year of the Term. In addition, a minimum of 15 of divine's Technology Consulting staff will earn MCDBA certification during each year of the Term.

     5.15 MCS. Throughout the Term of this Agreement, divine will engage at least one (1) full-time MCS Partner Strategy Consultant ("PSC") to assist in activities contemplated by this Agreement during each year of the Term. The terms of the PSC will be covered by Work Orders signed off a Microsoft Master Services Agreement which will be simultaneously executed with this Agreement. During the Term, the PSC will report directly to divine's designated business development executive.

     5.16 PSS. Throughout the Term, divine will maintain a standard Microsoft Premier Support Services Description at then-current prices for use in supporting divine Customer activities. This Services Description will be maintained pursuant to the terms of the Microsoft Master Services Agreement as described in Section 4.3 [Microsoft Product Support Services].

     5.17 MICROSOFT GOLD CERTIFICATION FOR APPLICATION INFRASTRUCTURE PROVIDERS. divine must achieve certification in Microsoft's Gold Certification for Application Infrastructure Providers and must maintain this certification (or its equivalent) during the Term of this Agreement.

     5.18 REPORTING. divine will provide quarterly reporting to Microsoft on client engagement, divine and Microsoft product leverage using an agreed upon sales report.

     5.19 INTERNAL DEPLOYMENT OF MICROSOFT PRODUCTS; ENTERPRISE AGREEMENT. divine agrees that it will develop and maintain its existing and future internal IT infrastructure on the Microsoft .Net Enterprise Solutions Platform, wherever commercially reasonable. divine shall ensure that the Microsoft software it uses for its internal IT infrastructure is never more than one version behind the then-current version of each Microsoft software product. divine must also ensure full compliance during the Term on all Microsoft licensing agreements including but not limited to Open License Agreement, Select License Agreement, and Enterprise Agreement for internal use and the Service Provider License Agreement for managed/hosted services. divine will maintain a valid Enterprise Agreement
(EA) with Microsoft throughout the Term of this Agreement.

6.   TERM AND TERMINATION

     6.1 INITIAL TERM. The Term of this Agreement will begin on the Effective Date and will continue in full force and effect for a period of three (3) years unless earlier terminated pursuant to Sections 6.2 or 6.3.

     6.2 IMMEDIATE TERMINATION. Microsoft may terminate this Agreement immediately upon prior written notice if divine violates the terms of Section
5.19. For purposes of the section, divine will be considered in full compliance with the licensing agreements referenced in Section 5.19 for any period during which divine is complying with the cure provisions of the applicable licensing agreement In addition, either Party may terminate this Agreement immediately upon prior written notice if any of the following events occur:

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           (a) The other Party violates the terms of the NDA described in
     Section 9.

           (b) The other Party attempts or carries out an assignment without consent, as described in Section 13.5.

           (c) The other Party becomes insolvent as determined by a commercially reasonable standard, admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or a petition under any bankruptcy act, receivership statute or the like, as they now exist or as they may be amended, is filed by the other Party or by any third party, or an application for a receiver is made by anyone and such petition or application is not resolved favorably to the other Party within 90 days.

           (d) The other Party is merged into or consolidated with a third party, is liquidated or dissolved or otherwise experiences a material change of existence, experiences a change in its beneficial ownership or voting control, experiences any other material change in its management, or undergoes a material change in its overall business or operations that materially affects divine's ability to meet its obligations under this Agreement.

     6.3 TERMINATION FOLLOWING NEGOTIATION AND ESCALATION. In addition to the immediate termination rights under Section 6.2, a Party may terminate this Agreement if the other Party is in Material Breach and if the non-breaching Party performs all of its obligations specified in the procedures set forth below.

           (a) MATERIAL BREACH DEFINED. For purposes of this Section 6.3, a Material Breach by divine will consist of any of the following, whether described in this Agreement or the Business Plan:

           - Failure to provide its share of the Marketing Fund (Section 3.10);

           - Failure to use funds or develop and deliver divine Offerings (Section 5.3)

           - Failure to establish and operate Centers of Excellence (Section
           5.4);

           - Material failure to achieve Customer wins and evidence (Section 5.5); or

           - Failure to achieve Microsoft technology competency (Section 5.14).

           - Failure to materially perform the obligations specified in Section 5.19.

     For purposes of Section this Section 6.3, a Material Breach by Microsoft will consist of any of the following, whether described in this Agreement or the Business Plan:

           - Failure to provide its share of the Marketing Fund (Section 3.10);
           or

           - Failure to provide agreed services or subscriptions (Sections 5.15 and 5.16).

           (b) NEGOTIATION. If a Party commits a Material Breach, the other Party may give written notice, and the Parties must then promptly negotiate in good faith to determine what action, if any, might resolve the situation. In the event the Parties cannot agree upon a resolution within 14 days of notice, the provisions of Section 6.3(c) will apply.

           (c) ESCALATION. If the Parties have not resolved a Material Breach by negotiation under Section 6.3(b), they must promptly identify an Executive Sponsor from each Party and submit the dispute to the Executive Sponsors. The two Executive Sponsors must negotiate in good faith to resolve the situation within 14 days after its submission. If they are unable to reach agreement to the satisfaction of each Party within that 14-day period, either Executive Sponsor may submit the

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     dispute to the chief executive officer of both Parties. If such submittal is made, the chief executive officers must negotiate in good faith to resolve the situation in at least one face-to-face meeting to be held within 30 days after the dispute is submitted to them. If the chief executive officers do not resolve the dispute within 30 days of submission, the non-breaching Party will have the right to terminate this Agreement immediately at the end of the 30-day period.

     6.5 SURVIVAL OF CERTAIN PROVISIONS. Sections 8, 9, 10, 11, 12 and 13 will survive the expiration of this Agreement or its termination for any reason.

7.   INTELLECTUAL PROPERTY RIGHTS

     7.1   TRADEMARK USE. Except for the link logo usage described in Section
3.12 [Links and Link Logos], nothing in this Agreement or its performance grants either Party any right, title, interest, or license in or to the other Party's names, logos, logotypes, trade dress, designs, or other trademarks. divine may use the Microsoft mark set forth in EXHIBIT 7.1 during the Term of this Agreement only according to the specifications set forth in EXHIBIT 7.1. Either Party may modify its guidelines at any time by providing the other Party with notice and a copy of the guidelines as modified.

     7.2 NO OTHER INTELLECTUAL PROPERTY RIGHT LICENSE. Except as otherwise specifically granted in this Section 7, nothing in this Agreement or its performance grants, by implication, estoppel, or otherwise, either Party any right, title, interest, or license, in or to the other Party's patents, patent applications, trade secrets, copyrights, mask work rights or other intellectual property rights.

     7.3 INTELLECTUAL PROPERTY OWNERSHIP. Except where governed by another other agreement between the Parties, all discoveries, improvements, inventions and/or trade secrets and any updates, improvements, enhancements, corrections and modifications thereto which are: (a) conceived or first reduced to practice by either Party prior to the Effective Date, or (b) conceived or first reduced to practice by either Party's personnel in the performance of this Agreement, are be the sole and exclusive property of the Party who conceives them or first reduces them to practice. Except where an express license to intellectual property is granted in this Agreement, the Party who owns the intellectual property retains all rights to it.

8.   ACCOUNTING.

     8.1 TAXES. All income or other taxes levied on account of any payments made or owed to a Party pursuant to this Agreement are the sole responsibility of that Party. If any U.S. (state or federal) or foreign government requires that taxes be withheld on payments made under this Agreement, the Party making the payment may deduct those taxes from the amount owed the other Party and pay them to the appropriate taxing authority, but must then promptly secure and deliver to the other Party an official receipt for any taxes withheld. The Party making such payments will use reasonable efforts to minimize any taxes withheld to the extent permissible under applicable law.

     8.2 AUDIT. During the Term, and for a period of two years thereafter, divine will keep complete and accurate records in sufficient detail to permit Microsoft to confirm that divine has complied with its obligations under this Agreement. Microsoft may engage an independent accounting firm not on a contingency fee basis to audit divine's records to confirm its compliance with its obligations with respect to the certification and training requirements of Sections 5.14 [divine Incremental Microsoft Technical Competency], compliance with divine marketing commitments and other obligations of divine under this Agreement. Microsoft's audit rights must be exercised during Normal Business Hours upon not fewer than 10 business days prior written notice. Microsoft bears the full cost of the audit unless the audit discloses a variance between actual and required expenditures greater than five percent, in which

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case divine bears the full cost of the audit. The terms of this Section 8.2 will survive for two years following the end of the Term.

9. NON-DISCLOSURE AGREEMENT. The terms of the Non-Disclosure Agreement between divine and Microsoft dated as of November 3, 1999 ("NDA"), a copy of which is attached as EXHIBIT 9, are incorporated into this Agreement. All terms and conditions of this Agreement will be deemed Microsoft Confidential Information and divine Confidential Information as defined in the NDA.

10.  REPRESENTATIONS AND WARRANTIES

     10.1  BY DIVINE.

           (a) divine represents and warrants that it has full right and power to enter into and perform according to the terms of this Agreement.

           (b) To the best of its knowledge, divine represents and warrants that its performance of activities pursuant to this Agreement will not violate any agreement or obligation between it and a third party.

           (c) divine represents and warrants that it will comply with all applicable local, state and federal laws, statutes and regulations applicable to the performance of its obligations under this Agreement, including specifically all laws prohibiting harassment of any kind in the workplace and will comply with Microsoft's rules for its own employees while on Microsoft's premises provided Microsoft makes divine and each divine employee aware of such rules. divine assumes all responsibility for providing to its employees and subcontractors any training that may be required to ensure compliance with such laws and rules.

     10.2  BY MICROSOFT.

           (a) Microsoft represents and warrants that it has full right and power to enter into and perform according to the terms of this Agreement.

           (b) To the best of its knowledge, Microsoft represents and warrants that its performance of activities pursuant to this Agreement will not violate any agreement or obligation between it and a third party.

           (c) Microsoft represents and warrants that it will comply with all applicable local, state and federal laws, statutes and regulations applicable to the performance of its obligations under this Agreement, including specifically all laws prohibiting harassment of any kind in the workplace and will comply with divine's rules for its own employees while on divine's premises provided divine makes Microsoft and each Microsoft employee aware of such rules. Microsoft assumes all responsibility for providing to its employees and subcontractors any training that may be required to ensure compliance with such laws and rules.

     10.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 10, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. THERE IS NO WARRANTY OF TITLE OR NON-INFRINGEMENT WITH RESPECT TO ANY MICROSOFT OR DIVINE PRODUCTS.

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11.  INDEMNIFICATION. Each Party will defend, indemnify and hold harmless the other Party and its successors, officers, directors, partners and employees from any and all third party actions, claims, demands, costs, liabilities, expenses and damages, including reasonable attorney's fees and expenses associated therewith or with successfully establishing the right to indemnification hereunder, to the extent that a third party claim arises out of or relates to the other Party's activities which, if true, would constitute a breach of the warranties under Section 10 of this Agreement by the Party against whom indemnification is claimed, provided that: (i) the Party claiming indemnification pursuant to this Section promptly notifies the other Party in writing of the claim; (ii) the noticed Party has sole control of the defense and all related settlement negotiations with respect to the claim, provided, however, that the noticing Party has the right, but not the obligation, to participate in the defense of any such claim or action through counsel of its own choosing at its own expense; (iii) the noticing Party cooperates fully to the extent necessary, and executes all documents necessary for the defense of such claim, and (iv) the noticing party has the right to approve settlement of any claim, such approval not to be unreasonably withheld or delayed. In the event the Parties agree to settle a claim, neither Party will publicize the settlement without first obtaining the other Party's written permission, which permission will not be unreasonably withheld or delayed. This Section 11 will survive any termination or expiration of this Agreement.

12.  LIMITATIONS OF LIABILITY

     12.1 EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 12.2 BELOW, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY, NOR THEIR RESPECTIVE SUPPLIERS, BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS OR REVENUES, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, LOSS OF PRIVACY, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH DAMAGES WERE REASONABLY FORESEEABLE. THE LIMITATIONS ON AND EXCLUSIONS OF LIABILITY FOR DAMAGES IN THIS SECTION 12.1 APPLY REGARDLESS OF WHETHER THE LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER LEGAL THEORY.

     12.2 The limitations of Section 12.1 will not apply to either Party's indemnification obligations under Section 11, any infringement by either Party of the other Party's intellectual property rights, and breaches of the NDA and/or Section 9, and any breaches of Section 5.19.

13.  GENERAL

     13.1 NOTICES. All notices, authorizations, and requests required or desired to be given or made in connection with this Agreement will be in writing, given by certified or registered mail (return receipt requested), express air courier (charges prepaid) or facsimile, and addressed as follows (or to such other address as the Party to receive the notice or request so designates by notice to the other):

          TO DIVINE:                            TO MICROSOFT:

          divine, Inc.                          Microsoft Corporation
          1301 N. Elston Avenue                 One Microsoft Way
          Chicago, IL 60622                     Redmond, WA  98052-6399
          Attn: Katharine Wolanyk               Attn: Steve Simon

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          Title: Chief Alliance Officer         Title: Director,  Partner
                                                Investments and Alliances
          Phone: (773) 394-6728                 Phone: (425) 703-
                                                9040________________
          Fax:  (773) 394-6604                  Fax: (425) 936-7329
          COPY TO:                              COPY TO:

          General Counsel                       Law & Corporate Affairs
          Fax: (773) 394-6603                   Fax: (425) 936-7329

If a notice is given by either Party by certified or registered mail, it will be deemed received by the other Party on the third business day following the date on which it is deposited for mailing. If a notice is given by either Party by air express courier, it will be deemed received by the other Party on the next business day following the date on which it is provided to the air express courier. If a notice is given by facsimile, it will be deemed received by the other Party upon confirmation of receipt.

     13.2 NON-EXCLUSIVITY. The Alliance will be non-exclusive. Neither Party will be precluded from entering into alliance agreements or contractual arrangements with other parties, internally deploying, or offering, promoting or developing other services, platforms or products that compete with the services, platforms or products that are the subject of this Agreement.

     13.3 RELATIONSHIP OF PARTIES. Nothing in this Agreement will be construed as creating an employer-employee relationship, a partnership, agency, franchise or a joint venture between Microsoft and divine and neither Party will have the right, power or authority to obligate or bind the other in any manner whatsoever without its prior written consent. The non-employing Party will not be responsible for any of the below-referenced payments, obligations, taxes or benefits. Each Party will be responsible with respect to its own employees and/or subcontractors, including, without limitation, for (a) withholding and payment of FICA, FUTA and all other payroll and employment related taxes and amounts relating to services performed by staff under this Agreement; (b) providing all insurance or other employment related benefits to staff; (c) proper payment of wages to staff, including overtime when due, in accordance with the Fair Labor Standards Act, the Contract Work Hours and Safety Standards Act, where applicable, and corresponding state law and regulations; (d) providing any accommodation required under the Americans with Disabilities Act or corresponding state law and regulations; (e) verifying that all staff possess valid work authorization in accordance with the Immigration Reform and Control Act.

     13.4 GOVERNING LAW; ATTORNEYS' FEES. This Agreement is governed by the laws of the State of Washington as though entered into between Washington residents and to be performed entirely within the State of Washington. Process may be served on either Party by regular mail, postage prepaid, certified or registered, return receipt requested. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party will be entitled to seek to recover its costs, including reasonable attorneys' fees.

     13.5 ASSIGNMENT. This Agreement is binding upon and inures to the benefit of each Party's respective successors and lawful permitted assigns. Notwithstanding the foregoing, neither Party may assign this Agreement, or any rights or obligations hereunder, whether by contract or by operation of law, except with the express written consent of the other Party, which consent may be granted or withheld in that Party's sole discretion provided that such consent is not commercially unreasonably withheld. Any attempted assignment in violation of this Section will be void. For purposes of this Agreement, an "assignment" under this Section will be deemed to include, without limitation, the following:
(a) a merger of a Party where that Party is not the surviving entity; (b) any transaction or series of transactions

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whereby a third party acquires direct or indirect power to control the management and policies of a Party, whether through the acquisition of voting securities, by contract, or otherwise; or (c) the sale of more than 50% of a Party's assets (whether in a single transaction or series of related transactions). In the event of such assignment or attempted assignment, the other Party will have the right to immediately terminate this Agreement upon notice. For purposes of this section 13.5 and section 6.2(d), Microsoft consents to any current and future investments by Oak Investment Partners in divine.

     13.6 CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

     13.7 CALENDAR QUARTERS. All references in this Agreement and the Exhibits to quarters refer to calendar quarters in the referenced year. For example, "Q1 01" refers to the first calendar quarter in 2003, i.e. January 1 through March 31, 2003.

     13.8 ENTIRE AGREEMENT. This Agreement does not constitute an offer by either Party and it will not be effective until signed by both Parties. This Agreement and the attached Exhibits and their Addenda constitute the entire agreement between the Parties with respect to the subject matter hereof and merge all prior and contemporaneous oral and written communications. It will not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and divine by their respective duly authorized representatives. Except as otherwise provided herein, the NDA, the Microsoft Select Master Agreement referenced in Section 4.9, and the other agreements referenced herein are governed by their own terms. Except as specifically stated herein, this Agreement will not be deemed to alter or amend any prior executed agreements between divine and Microsoft.

     13.9 EXPORT COMPLIANCE. divine acknowledges that products licensed from Microsoft under this Agreement are of United States origin. divine agrees to comply with all applicable international and national laws that apply to these products, including the U.S. Export Administration Regulations, as well as end-user, end-use and country destination restrictions issued by U.S. and other governments. For additional information on exporting Microsoft products, see [http://www.microsoft.com/exporting/].

     13.10 ENGLISH LANGUAGE GOVERNS. It is the express wish of the Parties that this Agreement and all related documents have been drawn up in English.

     13.11 PRIOR AGREEMENT. In consideration of the execution of this Agreement, that certain Alliance Agreement dated January 28, 2000 between Microsoft, divine InterVentures, Inc., and Host divine (as amended by that certain Amendment No. 1 dated March 29, 2002 between Microsoft, divine InterVentures, Inc., Host divine and Xqsite, Inc.) is hereby terminated without further obligation of either party.

[The remainder of this page is intentionally blank.]

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     13.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date written above.

MICROSOFT CORPORATION                            DIVINE, INC.

By (sign): /s/ Kevin Johnson         By (sign): /s/ Katharine Wolanyk
          ---------------------                ------------------------------

Name (print):  Kevin Johnson         Name (print):  Katharine Wolanyk
              -----------------                    --------------------------

Title:  Senior VP, Americas                 Title:  Chief Alliance Officer
       ------------------------                    --------------------------

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                                LIST OF EXHIBITS

EXHIBIT 3.2   Outline of Business Plan

EXHIBIT 4.2   Microsoft Master Consulting Services Agreement [MCS]

EXHIBIT 4.3   Microsoft Master Services Agreement [PSS]

EXHIBIT 5.19  Microsoft Select Master Agreement or Enterprise Agreement

EXHIBIT 7.1   Trademark Use Guidelines

EXHIBIT 9     Reciprocal NDA

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